Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Intrexon Corporation of our report dated February 24, 2016, relating to the financial statements of ZIOPHARM Oncology, Inc. for the year ended December 31, 2015, appearing in Intrexon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ RSM US LLP

Boston, Massachusetts

August 13, 2018